We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the OrthoLogic Corp. 1987 Stock Option Plan of OrthoLogic Corp. for the registration of 160,000 common shares, of our auditors' report dated August 9, 1996 (except as to note 1 which is as of October 21, 1996 and note 12 which is as of May 15, 1997) and our report "Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference" dated May 15, 1997 with respect to the consolidated financial statements of Toronto Medical Corp. for the years ended May 31, 1996 and 1995, included in OrthoLogic Corp.'s Current Report on Form 8-K/A Amendment No. 1, filed with the Securities and Exchange Commission on May 19, 1997.



Toronto, Canada,                                           /s/ Ernst & Young
September 10, 1997.                                        Chartered Accountants